Exhibit 99.1

Targeting Disease at the Nuclear Pore

Karyopharm Reports First Quarter 2021 Financial Results and Highlights Recent Company Progress

— Total Revenues of $23.3 Million for the First Quarter of 2021; XPOVIO® (selinexor) Net Product Sales of $21.7 Million —

— Conditional Marketing Authorization Granted by the European Commission for NEXPOVIO® (selinexor) in Penta-Refractory Multiple Myeloma; European Decision for Expanded Multiple Myeloma Indication Expected in the Fourth Quarter of 2021 —

— Richard Paulson Appointed Next President and Chief Executive Officer of Karyopharm —

— Conference Call Scheduled for Today at 8:30 a.m. ET —

NEWTON, Mass. – May 3, 2021 – Karyopharm Therapeutics Inc. (Nasdaq:KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today reported financial results for the quarter ended March 31, 2021. In addition, Karyopharm highlighted select corporate milestones, including details regarding the appointment of its next President and Chief Executive Officer, the ongoing U.S. commercialization of XPOVIO, and regulatory progress in Europe, and provided an overview of its key clinical development programs.

“We are encouraged to see patient demand for XPOVIO return to growth in the first quarter of 2021, and we remain confident in its long-term commercial potential and our ability to further increase utilization and expand into additional cancer indications,” said Richard Paulson, MBA, a member of the Board of Directors and the newly appointed President and Chief Executive Officer of Karyopharm. “As the Company is now at a pivotal point in its commercialization efforts, I am excited to lead Karyopharm in its next chapter as we seek to expand XPOVIO’s impact across indications and geographies. Looking ahead to the remainder of the year, we expect to report top-line data from the Phase 3 SIENDO study in endometrial cancer before the end of the year, and we anticipate receiving a decision from the European Commission regarding our request for an expansion of the currently authorized indication for NEXPOVIO in Europe in the fourth quarter of 2021.”

Mr. Paulson went on to say, “On behalf of the entire Board of Directors, I can’t thank Dr. Kauffman enough for his vision, leadership, and immense contributions to the scientific and initial commercial success achieved by Karyopharm. I look forward to our progress and continued partnership on behalf of the patients we aim to serve, and the support of all of our employees, partners, and shareholders who share in our commitment to improve the lives of patients battling cancer.”

First Quarter 2021 and Recent Highlights

President and CEO Transition

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Richard Paulson Named Next President and CEO of Karyopharm. In May 2021, Karyopharm announced that Richard Paulson, MBA will succeed Michael G. Kauffman, MD, PhD as Chief Executive Officer and Sharon Shacham, PhD, MBA, as President, effective May 3, 2021. Mr. Paulson will also remain a member of the Board of Directors. Mr. Paulson, who most recently served as Executive Vice President of Ipsen Pharmaceuticals, Inc. and Chief Executive Officer of Ipsen North America, a global biopharmaceutical company focused on

Targeting Disease at the Nuclear Pore

innovation and specialty care, has been a member of Karyopharm’s Board of Directors since February 2020 and brings over 25 years of global biopharmaceutical industry experience, including various international leadership roles transforming organizations and developing highly successful teams across three continents, where he has launched best-in-class products across multiple therapeutic areas including oncology medicines.

Dr. Kauffman will continue to advance the Company’s mission and remain a member of Karyopharm’s Board of Directors. In addition, he will also take on a new role as Senior Clinical Advisor. In this capacity, he will help guide the clinical development for Karyopharm’s robust pipeline of programs, with a focus on solid tumor indications. Dr. Shacham will continue in her role as Chief Scientific Officer, overseeing research, development and regulatory affairs.

XPOVIO in Hematologic Malignancies

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XPOVIO U.S. Commercialization. XPOVIO is approved in the U.S. for three indications; i) in combination with Velcade® (bortezomib) and dexamethasone for the treatment of patients with multiple myeloma after at least one prior therapy; ii) in combination with dexamethasone for the treatment of patients with heavily pretreated multiple myeloma; and iii) as a monotherapy for the treatment of patients with relapsed or refractory diffuse large B-cell lymphoma.

During the first quarter of 2021, XPOVIO generated net product sales of $21.7 million, representing a 7% increase as compared to the fourth quarter of 2020 and a 35% increase as compared to the first quarter of 2020. Net sales for the first quarter of 2021 were largely driven by prescription demand from both academic and community-based oncologists for patients with multiple myeloma. Approximately 1,170 XPOVIO prescriptions were filled in the first quarter of 2021 as compared to approximately 1,000 prescriptions in the fourth quarter of 2020, representing a 17% increase in patient demand from the prior quarter. Further, over 160 new physician prescribing accounts were added in the first quarter of 2021, which included physicians treating both myeloma and diffuse large B-cell lymphoma (DLBCL). Additionally, prescription demand in the first quarter of 2021 was the highest generated since XPOVIO’s initial accelerated FDA approval in July 2019.

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European Commission (EC) Grants Conditional Marketing Authorization for NEXPOVIO to treat Penta-Refractory Multiple Myeloma. In March 2021, the EC granted conditional marketing authorization for NEXPOVIO in combination with dexamethasone for the treatment of multiple myeloma in adult patients who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, two immunomodulatory agents, and an anti-CD38 monoclonal antibody, and who have demonstrated disease progression on the last therapy. Under the provisions of conditional marketing authorization by the EC, continued authorization for this indication is contingent upon verification and description of clinical benefit in a confirmatory trial and is subject to additional monitoring. An EC marketing authorization through the centralized procedure is valid in all 27 European Union member countries, as well as the European Economic Area countries of Iceland, Liechtenstein and Norway.

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European Medicines Agency (EMA) Validates Type II Variation Marketing Authorization Application. In April 2021, the EMA validated Karyopharm’s Type II Variation Marketing Authorization Application for NEXPOVIO in combination with Velcade® and dexamethasone for the treatment of adult patients with multiple myeloma. Included in the application are the positive results from the pivotal Phase 3 BOSTON study, which evaluated once-weekly NEXPOVIO in combination with once-weekly Velcade® and low-dose dexamethasone (SVd) compared to standard twice-weekly Velcade plus low-dose dexamethasone (Vd) in patients with multiple myeloma who have received one to three prior lines of therapy. This new application is being reviewed by the Committee for Medicinal Products for Human Use (CHMP), which will issue an opinion to the European Commission regarding the potential approval for this expanded indication. Karyopharm expects this review to be completed in the fourth quarter of 2021.

Targeting Disease at the Nuclear Pore

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First Patient Dosed in Phase 2/3 Confirmatory Study in DLBCL. In February 2021, the first patient was dosed in the Phase 2/3 XPORT-DLBCL-030 study of XPOVIO in patients with DLBCL. As part of XPOVIO’s accelerated approval in DLBCL, XPORT-DLBCL-030 study will serve as the confirmatory study for this indication. This study will assess the effect of XPOVIO or placebo added to a standard backbone immunochemotherapy of rituximab gemcitabine-dexamethasone-platinum (R-GDP) in patients who have had one to three prior treatments for DLBCL.

•	New Clinical Data to be Presented at 2021 American Society of Clinical Oncology (ASCO) Annual Meeting.

Nine abstracts highlighting data from hematologic malignancy studies will be presented at the upcoming 2021 ASCO Annual Meeting taking place June 4-8, 2021.

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Continued Progress Towards the International Expansion of XPOVIO. In February 2021, the Israeli Ministry of Health, Israel’s regulatory agency responsible for the approval of new medicines, issued a principal approval letter for XPOVIO as a treatment for patients with either multiple myeloma or diffuse large B-cell lymphoma.

XPOVIO in Development for Solid Tumors

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Phase 3 SIENDO Study on Track to Report Top-Line Data in 2021. The SIENDO study is an ongoing multicenter, blinded, placebo-controlled, randomized Phase 3 study evaluating the efficacy and safety for front-line maintenance therapy with XPOVIO in patients with advanced or recurrent endometrial cancer. Participants with primary stage IV or recurrent disease who had a partial or complete response after a single line of at least 12 weeks of standard taxane-platinum combination chemotherapy are randomized in a 2:1 manner to receive either maintenance therapy of 80mg of XPOVIO taken once per week or placebo, until disease progression. Top-line data from the SIENDO study is expected in the fourth quarter of 2021.

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New Data From Phase 3 SEAL Study Published in Future Oncology. In April 2021, new Health-Related Quality of Life (HRQoL) data from the SEAL study, which evaluated XPOVIO in advanced unresectable dedifferentiated liposarcoma, were published online in Future Oncology. The data demonstrated that treatment with selinexor showed several clinical advantages compared to placebo, including reduction in pain, longer time to marked clinical deterioration of pain and longer median time to next treatment.

•	New Clinical Data to be Presented at 2021 ASCO Annual Meeting.

Seven abstracts highlighting data from solid tumor studies will be presented at the upcoming 2021 ASCO Annual Meeting taking place June 4-8, 2021. These data will include XPOVIO studies in advanced colorectal cancer, endometrial cancer, and dedifferentiated liposarcoma.

First Quarter 2021 Financial Results

Net product revenue: Net product revenue for the first quarter of 2021 was $21.7 million, compared to $16.1 million for the first quarter of 2020.

License and other revenue: License and other revenue for the first quarter of 2021 was $1.5 million, compared to $2.1 million for the first quarter of 2020.

Targeting Disease at the Nuclear Pore

Cost of sales: Cost of sales for the first quarter of 2021 were $0.9 million, compared to $0.8 million for the first quarter of 2020. Cost of sales reflects the costs of XPOVIO units sold and third-party royalties on net product revenue.

Research and development (R&D) expenses: R&D expenses for the first quarter of 2021 were $37.1 million, compared to $34.0 million for the first quarter of 2020. The increase in R&D expenses in the first quarter of 2021 compared to the first quarter of 2020 was primarily attributable to continued clinical trial activity and clinical development of selinexor in Karyopharm’s lead indications.

Selling, general and administrative (SG&A) expenses: SG&A expenses for the first quarter of 2021 were $37.7 million, compared to $30.7 million for the first quarter of 2020. The increase in SG&A expenses compared to the first quarter of 2020 was due primarily to activities to support the U.S. commercialization of XPOVIO, including the launch of XPOVIO in combination with once-weekly Velcade® and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy.

Interest expense: Interest expense for the first quarter of 2021 was $5.1 million, compared to $6.5 million for the first quarter of 2020. The decrease in interest expense was primarily attributable to the decrease in non-cash interest expense related to our 3.00% senior convertible notes due 2025, as a result of the adoption of ASU No. 2020-06, Debt—Debt with Conversion and Other Options and Derivatives and Hedging—Contracts in Entity’s Own Equity, on January 1, 2021. Post adoption, we are no longer required to amortize the debt discount to non-cash interest expense, as that component of $50.6 million has now been reclassified out of equity into the convertible senior notes line on our Balance Sheet.

Net loss: Karyopharm reported a net loss of $57.4 million, or $0.77 per share, for the first quarter of 2021, compared to a net loss of $52.9 million, or $0.78 per share, for the first quarter of 2020. Net loss included non-cash stock-based compensation expense of $7.4 million and $5.2 million for the first quarters of 2021 and 2020, respectively.

Cash position: Cash, cash equivalents, restricted cash and investments as of March 31, 2021 totaled $233.6 million, compared to $276.7 million as of December 31, 2020.

2021 Financial Outlook

Based on its current operating plans, Karyopharm expects its non-GAAP R&D and SG&A expenses, excluding stock-based compensation expense, for the full-year 2021 to be in the range of $[280] to $[300] million. Karyopharm has not reconciled the full year 2021 outlook for non-GAAP R&D and SG&A expenses to full year 2021 outlook for GAAP R&D and SG&A expenses because Karyopharm cannot reliably predict without unreasonable efforts the timing or amount of the factors that substantially contribute to the projection of stock compensation expense, which is excluded from the full year 2021 outlook for non-GAAP R&D and SG&A expenses.

The Company expects that its existing cash, cash equivalents and investments, and the revenue it expects to generate from XPOVIO product sales, as well as revenue generated from its license agreements, will be sufficient to fund its planned operations into late 2022.

Targeting Disease at the Nuclear Pore

Non-GAAP Financial Information

Karyopharm uses a non-GAAP financial measure, including R&D and SG&A expenses, to provide operating expense guidance. Non-GAAP R&D and SG&A expenses exclude stock-based compensation expense. Karyopharm believes this non-GAAP financial measure is useful to investors because it provides greater transparency regarding Karyopharm’s operating performance as it excludes non-cash stock compensation expense. This non-GAAP financial measure should not be considered a substitute or an alternative to GAAP R&D and SG&A expenses and should not be considered a measure of Karyopharm’s liquidity. Instead, non-GAAP R&D and SG&A expenses should only be used to supplement an understanding of Karyopharm’s operating results as reported under GAAP.

Conference Call Information

Karyopharm will host a conference call today, Monday, May 3, 2021, at 8:30 a.m. Eastern Time, to discuss the first quarter 2021 financial results, recent accomplishments, clinical developments and business plans. To access the conference call, please dial (888) 349-0102 (local) or (412) 902-4299 (international) at least 10 minutes prior to the start time and ask to be joined into the Karyopharm Therapeutics call. A live audio webcast of the call will be available under “Events & Presentations” in the Investor section of the Company’s website, http://investors.karyopharm.com/events-presentations. An archived webcast will be available on the Company’s website approximately two hours after the event.

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral Selective Inhibitor of Nuclear Export (SINE) compound. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein exportin 1 (XPO1, also called CRM1). XPOVIO blocks the nuclear export of tumor suppressor, growth regulatory and anti-inflammatory proteins, leading to accumulation of these proteins in the nucleus and enhancing their anti-cancer activity in the cell. The forced nuclear retention of these proteins can counteract a multitude of the oncogenic pathways that, unchecked, allow cancer cells with severe DNA damage to continue to grow and divide in an unrestrained fashion. Karyopharm received accelerated U.S. Food and Drug Administration (FDA) approval of XPOVIO in July 2019 in combination with dexamethasone for the treatment of adult patients with relapsed refractory multiple myeloma (RRMM) who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody. NEXPOVIO® (selinexor) has also been granted conditional marketing authorization for adult patients with heavily pretreated multiple myeloma by the European Commission. Karyopharm’s supplemental New Drug Application (sNDA) requesting an expansion of its indication to include the treatment for patients with multiple myeloma after at least one prior therapy was approved by the FDA on December 18, 2020. In June 2020, Karyopharm received accelerated FDA approval of XPOVIO for its second indication in adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least 2 lines of systemic therapy. Selinexor is also being evaluated in several other mid-and later-phase clinical trials across multiple cancer indications, including as a potential backbone therapy in combination with approved myeloma therapies (STOMP) and in endometrial cancer (SIENDO), among others. Additional Phase 1, Phase 2 and Phase 3 studies are ongoing or currently planned, including multiple studies in combination with approved therapies in a variety of tumor types to further inform Karyopharm’s clinical development priorities for selinexor. Additional clinical trial information for selinexor is available at www.clinicaltrials.gov.

For more information about Karyopharm’s products or clinical trials, please contact the Medical Information department at:

Tel: +1 (888) 209-9326

Email: medicalinformation@karyopharm.com

Targeting Disease at the Nuclear Pore

XPOVIO® (selinexor) is a prescription medicine approved:

•	In combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy (XVd).

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In combination with dexamethasone for the treatment of adult patients with relapsed or refractory multiple myeloma who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody (Xd).

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For the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least 2 lines of systemic therapy. This indication is approved under accelerated approval based on response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

SELECT IMPORTANT SAFETY INFORMATION

Warnings and Precautions

•	Thrombocytopenia: Monitor platelet counts throughout treatment. Manage with dose interruption and/or reduction and supportive care.

•	Neutropenia: Monitor neutrophil counts throughout treatment. Manage with dose interruption and/or reduction and granulocyte colony-stimulating factors.

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Gastrointestinal Toxicity: Nausea, vomiting, diarrhea, anorexia, and weight loss may occur. Provide antiemetic prophylaxis. Manage with dose interruption and/or reduction, antiemetics, and supportive care.

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Hyponatremia: Monitor serum sodium levels throughout treatment. Correct for concurrent hyperglycemia and high serum paraprotein levels. Manage with dose interruption, reduction, or discontinuation, and supportive care.

•	Serious Infection: Monitor for infection and treat promptly.

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Neurological Toxicity: Advise patients to refrain from driving and engaging in hazardous occupations or activities until neurological toxicity resolves. Optimize hydration status and concomitant medications to avoid dizziness or mental status changes.

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Embryo-Fetal Toxicity: Can cause fetal harm. Advise females of reproductive potential and males with a female partner of reproductive potential, of the potential risk to a fetus and use of effective contraception.

•	Cataract: Cataracts may develop or progress. Treatment of cataracts usually requires surgical removal of the cataract.

Adverse Reactions

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The most common adverse reactions (≥20%) in patients with multiple myeloma who receive XVd are fatigue, nausea, decreased appetite, diarrhea, peripheral neuropathy, upper respiratory tract infection, decreased weight, cataract and vomiting. Grade 3-4 laboratory abnormalities (≥10%) are thrombocytopenia, lymphopenia, hypophosphatemia, anemia, hyponatremia and neutropenia. In the BOSTON trial, fatal adverse reactions occurred in 6% of patients within 30 days of last treatment. Serious adverse reactions occurred in 52% of patients. Treatment discontinuation rate due to adverse reactions was 19%.

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The most common adverse reactions (≥20%) in patients with multiple myeloma who receive Xd are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea and upper respiratory tract infection. In the STORM trial, fatal adverse reactions occurred in 9% of patients. Serious adverse reactions occurred in 58% of patients. Treatment discontinuation rate due to adverse reactions was 27%.

Targeting Disease at the Nuclear Pore

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The most common adverse reactions (incidence ≥20%) in patients with DLBCL, excluding laboratory abnormalities, are fatigue, nausea, diarrhea, appetite decrease, weight decrease, constipation, vomiting, and pyrexia. Grade 3-4 laboratory abnormalities (≥15%) are thrombocytopenia, lymphopenia, neutropenia, anemia, and hyponatremia. In the SADAL trial, fatal adverse reactions occurred in 3.7% of patients within 30 days, and 5% of patients within 60 days of last treatment; the most frequent fatal adverse reactions was infection (4.5% of patients). Serious adverse reactions occurred in 46% of patients; the most frequent serious adverse reaction was infection(21% of patients). Discontinuation due to adverse reactions occurred in 17% of patients.

Use In Specific Populations

Lactation: Advise not to breastfeed.

For additional product information, including full prescribing information, please visit www.XPOVIO.com.

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1-888-209-9326 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (NASDAQ: KPTI) is a commercial-stage pharmaceutical company pioneering novel cancer therapies and dedicated to the discovery, development, and commercialization of first-in-class drugs directed against nuclear export for the treatment of cancer and other diseases. Karyopharm’s Selective Inhibitor of Nuclear Export (SINE) compounds function by binding with and inhibiting the nuclear export protein XPO1 (or CRM1). Karyopharm’s lead compound, XPOVIO® (selinexor), is approved in the U.S. in multiple hematologic malignancy indications, including in combination with Velcade® (bortezomib) and dexamethasone for the treatment of adult patients with multiple myeloma after at least one prior therapy, in combination with dexamethasone for the treatment of adult patients with heavily pretreated multiple myeloma and as a monotherapy for the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma. NEXPOVIO® (selinexor) has also been granted conditional marketing authorization in combination with dexamethasone for adult patients with heavily pretreated multiple myeloma by the European Commission. In addition to single-agent and combination activity against a variety of human cancers, SINE compounds have also shown biological activity in models of neurodegeneration, inflammation, autoimmune disease, certain viruses and wound-healing. Karyopharm has several investigational programs in clinical or preclinical development. For more information, please visit www.karyopharm.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm’s guidance on its 2021 non-GAAP research and development and selling, general and administrative expenses; expectations and plans relating to XPOVIO for the treatment of adult patients with relapsed or refractory multiple myeloma or relapsed or refractory diffuse large B-cell lymphoma; commercialization of XPOVIO or any of its drug candidates and the commercial performance of XPOVIO; submissions to, and the review and potential approval of selinexor by, regulatory authorities, including the Company’s regulatory strategy, the anticipated availability of data to support such submissions, timing of such submissions and actions by regulatory authorities and the potential availability

Targeting Disease at the Nuclear Pore

of accelerated approval pathways; the expected design of the Company’s clinical trials; and the therapeutic potential of and potential clinical development plans for Karyopharm’s drug candidates, especially selinexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO; that regulators will grant confirmatory approval in the European Union based on the BOSTON study in adult patients with multiple myeloma; or that any of Karyopharm’s drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the risk that the COVID-19 pandemic could disrupt Karyopharm’s business more severely than it currently anticipates, including by negatively impacting sales of XPOVIO, interrupting or delaying research and development efforts, impacting the ability to procure sufficient supply for the development and commercialization of selinexor or other product candidates, delaying ongoing or planned clinical trials, impeding the execution of business plans, planned regulatory milestones and timelines, or inconveniencing patients; the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; the ability to obtain and retain regulatory approval of XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; Karyopharm’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical studies; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development or regulatory approval of drug candidates by Karyopharm’s competitors for products or product candidates in which Karyopharm is currently commercializing or developing; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the Securities and Exchange Commission (SEC) on February 24, 2021, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

XPOVIO® and NEXPOVIO® are registered trademarks of Karyopharm Therapeutics Inc. Velcade® is a registered trademark of Takeda Pharmaceutical Company Limited.

Contacts:

Investors:

Karyopharm Therapeutics Inc.

Ian Karp, Senior Vice President, Investor and Public Relations

857-297-2241 | ikarp@karyopharm.com

Media:

720 Strategies

Andrew Lee

andrew.lee@720strategies.com

Targeting Disease at the Nuclear Pore

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenues:
Product revenue, net	$21,731	$16,061
License and other revenue	1,529	2,077

Total revenues	23,260	18,138

Operating expenses:
Cost of sales	933	819
Research and development	37,050	33,997
Selling, general and administrative	37,650	30,678

Total operating expenses	75,633	65,494

Loss from operations	(52,373)	(47,356)
Other income (expense):
Interest income	264	975
Interest expense	(5,095)	(6,509)
Other (expense) income, net	(61)	25

Total other expense, net	(4,892)	(5,509)

Loss before income taxes	(57,265)	(52,865)
Income tax provision	(149)	(66)

Net loss	$(57,414)	$(52,931)

Net loss per share—basic and diluted	$(0.77)	$(0.78)

Weighted-average number of common shares outstanding used in net loss per share—basic and diluted	74,517	67,627

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KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	March 31, 2021	December 31, 2020
Assets
Cash, cash equivalents and investments	$232,041	$273,455
Restricted cash	1,533	3,203
Accounts receivable	17,843	12,881
Other assets	23,492	23,511

Total assets	$274,909	$313,050

Liabilities and stockholders’ (deficit) equity
Deferred revenue	$—	$297
Convertible senior notes	168,704	117,928
Deferred royalty obligation	73,088	73,088
Other liabilities	72,757	71,191

Total liabilities	314,549	262,504

Total stockholders’ (deficit) equity	(39,640)	50,546

Total liabilities and stockholders’ (deficit) equity; 75,062 and 73,923 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	$274,909	$313,050